Exhibit 3.4

AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
RIO VISTA ENERGY PARTNERS L.P.

ARTICLE I.  The name of the Limited Partnership is Rio Vista Energy Partners L.P..

ARTICLE II.  This Amendment amends and changes Paragraph 1 of the original Certificate of Limited Partnership to read as follows:

1.  The name of the Limited Partnership is Central Energy Partners LP.

IN WITNESS WHEREOF, the undersigned General Partner of Rio Vista Energy Partners LP has executed this Amendment to Certificate of Formation this 28th day of December, 2010.

GENERAL PARTNER:

Central Energy GP LLC.

By: /s/ Imad Anbouba
Imad Anbouba,
Co-President

By: /s/ Carter R. Montgomery
Carter R. Montgomery,
Co-President